Exhibit 99.1

Smart Powerr Corp. Receives Anticipated Notice of Additional Filing Delinquency from Nasdaq

XI’AN, China, Aug. 25, 2022 (GLOBE NEWSWIRE) --  Smart Powerr Corp. (NASDAQ: CREG) (“CREG” or the “Company”), an industrial waste-to-energy solution provider in China, today announced that, as expected, the Company received an additional notice of non-compliance from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s failure to timely file the Form 10-Q for the quarter ended June 30, 2022 with the Securities and Exchange Commission (the “SEC”), as required by Nasdaq Listing Rule 5250(c)(1). As previously disclosed, the Company earlier received notices from Nasdaq regarding its non-compliance with the rule with respect to the Forms 10-K and 10-Q for the fiscal year ended December 31, 2021 and quarter ended March 31, 2022, respectively. The Company plans to timely update the Staff regarding its compliance efforts.

About Smart Powerr Corp.

Smart Powerr Corp. (Nasdaq: CREG) (“CREG” or “the Company”) is based in Xi’an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. The byproducts include heat, steam, pressure, and exhaust, which we use to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption. The recycled energy resource market is viewed as a fast-growing market due to intensified environmental concerns and rising energy costs as Chinese economy continues to expand. The Company’s management and engineering teams have over 20 years of experience in industrial energy recovery in China. For more information about CREG, please visit http://smartpowerr.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of CREG and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions relating to the registered direct offering and those discussed in the Company’s annual and periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Mr. Jackie Shi,

VP & Chief Financial Officer

Smart Powerr Corp.

Tel: +86- 139 9287 0723

Email: shi910723@yeah.net / jackie.shi@creg-cn.com